Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form 20-F of our report dated April 4, 2025, relating to the financial statements of Rubico Inc. Predecessor. We also consent to the reference to us under the heading “Statement by experts” in such Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

June 4, 2025